Exhibit 10.5

CREDIT AGREEMENT

dated effective as of February 29, 2016

between

INDCO, INC.,

as the Borrower

and

FIRST MERCHANTS BANK, NATIONAL ASSOCIATION,

as the Lender

TABLE OF CONTENTS

CREDIT AGREEMENT		1

Article I. DEFINITIONS		1
Section 1.01	Definitions	9
Section 1.02	Other Interpretive Provisions	13

Article II. COMMITMENTS OF THE LENDER; BORROWING		10
Section 2.01	Commitments	10
Section 2.02	Certain Conditions	10
Section 2.03	Use of Proceeds	10

Article III. EVIDENCING OF LOANS		10
Section 3.01	Notes	10
Section 3.02	Late Payment Fees	10
Section 3.03	Recordkeeping	10

Article IV. INTEREST.		11
Section 4.01	Interest Rates	11
Section 4.02	Payment Dates; Repayment	11
Section 4.03	Setting and Notice of LIBOR Rates	11
Section 4.04	Computation of Interest	11
Section 4.05	Default Rate	11

Article V. FEES.		12
Section 5.01	Commitment Fee	12

Article VI. REDUCTION OF THE REVOLVING COMMITMENT AND TERM LOAN; PREPAYMENTS		12
Section 6.01	Mandatory Reductions of Revolving Commitment	12
Section 6.02	Prepayments	12
Section 6.03	Manner of Prepayments	12

Article VII. MAKING OF PAYMENTS; SETOFF; TAXES		12
Section 7.01	Making of Payments	12
Section 7.02	Application of Certain Payments	12
Section 7.03	Due Date Extension	13
Section 7.04	Setoff	13
Section 7.05	Taxes	13

Article VIII. INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS		13
Section 8.01	Increased Costs	13
Section 8.02	Basis for Determining Interest Rate Inadequate	14
Section 8.03	Changes in Law Rendering LIBOR Loans Unlawful	14
Section 8.04	Funding Losses	14
Section 8.05	Discretion of Lender as to Manner of Funding	14

Article IX. REPRESENTATIONS AND WARRANTIES		15
Section 9.01	Organization	15
Section 9.02	Authorization; No Conflict	15
Section 9.03	Validity and Binding Nature	15
Section 9.04	Financial Condition	15
Section 9.05	No Material Adverse Change	15

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SCHEDULES
SCHEDULE 9.06	Insurance
SCHEDULE 9.07	Real Property Exclusions
SCHEDULE 9.08	Capital Securities of Loan Parties
SCHEDULE 9.15	Insurance
SCHEDULE 9.16	Real Property
SCHEDULE 9.18(A)	Intellectual Property Exclusions
SCHEDULE 9.18 (B)	Intellectual Property
SCHEDULE 11.01	Existing Debt
SCHEDULE 11.02	Existing Liens

EXHIBITS
EXHIBIT A	Form of Revolving Note
EXHIBIT B	Form of Term Note
EXHIBIT C	Form of Compliance Certificate
EXHIBIT D	Form of Borrowing Base Certificate

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated effective as of February 29, 2016 (this “Agreement”) is entered into between INDCO, INC., a Tennessee corporation (the “Borrower”), and FIRST MERCHANTS BANK, NATIONAL ASSOCIATION (the “Lender”).

The Lender has agreed to make available to the Borrower a term loan and a revolving credit facility upon the terms and conditions set forth herein.

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Article I.           DEFINITIONS

Section 1.01         Definitions. When used herein the following terms shall have the following meanings:

Account Debtor means the party which is obligated on or under any Account.

Account or Accounts is defined in the UCC.

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

Acquisition Documents means the Stock Purchase Agreement and related Acquisition documents.

Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to the Lender, any entity administered or managed by the Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 25% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, the Lender shall not be deemed an Affiliate of any Loan Party.

Agreement - see the Preamble.

Applicable Revolving Margin means with respect to the Revolving Loan, the margin of Two Hundred Seventy-Five (275) Basis Points (2.75%).

Applicable Term Margin: with respect to the Term Loan, the margin set forth below, as determined by the Cash Flow Leverage Ratio for the prior month:

Level	Ratio	Term Margin
I	Less than or equal to 2.00 to 1.00	3.75%
II	Greater than 2.00 to 1.00	4.75%

Commencing on the date hereof, the margin shall be determined as if Level I were applicable. Thereafter, the margins shall be subject to increase or decrease upon receipt by Lender pursuant to Section 10.01(c) of the financial statements and corresponding Compliance Certificate for the most recent month, which change shall be effective on the first day of the calendar month following receipt. If, by the first day of a month, any financial statement or Compliance Certificate due in the preceding month has not been received, or if a Default or an Event of Default has occurred and is continuing, then, at the option of Lender, the margins shall be determined as if Level II were applicable, from such day until the first day of the calendar month following actual receipt.

Asset Disposition means the sale, lease, assignment or other transfer for value (each, a “Disposition”) by any Loan Party to any Person (other than a Loan Party) of any asset or right of such Loan Party (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to any Loan Party) condemnation, confiscation, requisition, seizure or taking thereof) other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within 60 days with another asset performing the same or a similar function, (b) the Disposition of obsolete, damaged, worn or surplus assets for which the proceeds for any such Disposition are utilized to repay the Loans (to the extent such assets are not replaced in accordance with subsection (a) above), and (c) the sale or lease of inventory in the ordinary course of business.

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Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, all reasonable disbursements of any such counsel and all court costs and similar legal expenses.

Bank Product Agreements means those certain cash management service agreements entered into from time to time between any Loan Party and the Lender or its Affiliates in connection with any of the Bank Products.

Bank Product Obligations means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties to the Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to the Lender as a result of the Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.

Bank Products means any service or facility extended to any Loan Party by the Lender or its Affiliates including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Rate Management Agreements.

Basis Point means one-one hundredth of one percent.

Borrowing Base means an amount equal to the aggregate sum of (a) 80% of the unpaid amount of all Eligible Accounts plus (b) 50% of the value of all Eligible Inventory valued at the lower of cost or market.

Borrowing Base Certificate means a certificate substantially in the form of Exhibit D.

BSA - see Section 10.4.

Business Day means any day on which the Lender is open for commercial banking business in Indianapolis, Indiana and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.

Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the balance sheet of the Borrower, including expenditures in respect of Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

Capital Maintenance Agreement means the Capital Maintenance Agreement executed and delivered by Oaxaca Group, LLC, in form and substance satisfactory to the Lender.

Capital Securities means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by the Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by the Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with the Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of the Lender (or other commercial banking institution) thereunder and (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by the Lender.

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Cash Flow Leverage Ratio : for any period, the ratio of (a) Borrower’s Debt (including Subordinated Debt) on such date, to (b) EBITDA for the period of four consecutive Fiscal Quarters ended on such date (or, if such date is not the last day of a Fiscal Quarter, ended on the last day of the Fiscal Quarter most recently ended prior to such date.

Change of Control means the current shareholders of Borrower shall cease to, directly or indirectly, own and control at least 51% of each class of the outstanding Capital Securities of Borrower.

Closing Date - see Section 12.01.

Code means the Internal Revenue Code of 1986.

Collateral as defined in each Security Agreement of even date herewith executed by the Borrower.

Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to the Lender pursuant to which a mortgagee or lessor of real property on which collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Loan Party, acknowledges the Liens of the Lender and waives any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Lender reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.

Collateral Documents means, collectively, the Security Agreement, the Capital Maintenance Agreement, any Collateral Access Agreement, each control agreement and any other agreement or instrument pursuant to which the Borrower, any Subsidiary or any other Person grants or purports to grant collateral to the Lender or otherwise relates to such collateral.

Commitment means the Lender’s commitment to make the Loans.

Compliance Certificate means a Compliance Certificate in substantially the form of Exhibit D.

Contingent Liability means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

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Controlled Group means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

Debt means, without duplication, (a) all indebtedness of such Person, (b) all borrowed money of such Person, whether or not evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person, (g) all Rate Management Obligations of such Person, (h) all Contingent Liabilities of such Person, (i) all Debt of any partnership of which such Person is a general partner and (j) any Capital Securities or other equity instrument, whether or not mandatorily redeemable, that, in each case, under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise.

Debt to be Repaid means Debt listed on Schedule 12.1.

Debt Service means with respect to any period, the sum of the Borrower's Interest Expense for such period, plus the sum of all scheduled payments of principal Debt made or due during such period.

Designated Proceeds - see Section 6.02(c).

Dollar and the sign “$” mean lawful money of the United States of America.

EBITDA means, for any period, net income for such period, plus (a) without duplication and to the extent deducted in determining net income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation, depletion and amortization expense for such period, (iv) any extraordinary charges for such period including reasonable costs associated with the acquisition of the borrower, and (v) any other non-cash charges for such period (but, excluding any non-cash charge in respect of an item that was included in net income in a prior period), minus (b) without duplication and to the extent included in net income, any extraordinary gains and any non-cash items of income for such period, all calculated in accordance with GAAP.

Eligible Account means an Account owing to the Borrower from an Account Debtor which meets each of the following requirements:

(a)          it arises from the sale or lease of goods or the rendering of services which have been fully performed by the Borrower; and if it arises from the sale or lease of goods, (i) such goods comply with such Account Debtor’s specifications (if any) and have been delivered to such Account Debtor and (ii) the Borrower has possession of, or if requested by the Lender has delivered to the Lender, delivery receipts evidencing such delivery;

(b)          it (i) is subject to a perfected, first priority Lien in favor of the Lender and (ii) is not subject to any other assignment, claim or Lien;

(c)          it is a valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto, and is not subject to the fulfillment of any condition whatsoever or any counterclaim, credit, allowance, discount, rebate or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part and the Account Debtor has not refused to accept and/or has not returned or offered to return any of the goods or services which are the subject of such Account;

(d)          there is no bankruptcy, insolvency or liquidation proceeding pending by or against the Account Debtor with respect thereto;

(e)          the Account Debtor with respect thereto is a resident or citizen of, and is located within, the United States, unless the sale of goods or services giving rise to such Account is supported by credit insurance, a letter of credit, banker’s acceptance or other credit support terms reasonably satisfactory to the Lender;

(f)          it is not an Account arising from a “sale on approval,” “sale or return,” “consignment” or “bill and hold” or subject to any other repurchase or return agreement;

(g)          it is not an Account with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by the Borrower (or by any agent or custodian of the Borrower) for the account of or subject to further and/or future direction from the Account Debtor with respect thereto;

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(h)          it arises in the ordinary course of business of the Borrower;

(i)          if the Account Debtor is the United States or any department, agency or instrumentality thereof (other than if the Account Debtor is Medicare or Medicaid), the Borrower has assigned its right to payment of such Account to the Lender pursuant to the Assignment of Claims Act of 1940, and evidence (satisfactory to the Lender) of such assignment has been delivered to the Lender;

(j)          if the Borrower maintains a credit limit for an Account Debtor, the aggregate dollar amount of Accounts due from such Account Debtor, including such Account, does not exceed such credit limit;

(k)          if the Account is evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument shall have been endorsed and/or assigned and delivered to the Lender or, in the case of electronic chattel paper, shall be in the control of the Lender, in each case in a manner satisfactory to the Lender;

(l)          such Account is evidenced by an invoice delivered to the related Account Debtor and is not more than ninety (90) days past the original invoice date thereof, in each case according to the original terms of sale;

(m)          it is not an Account with respect to an Account Debtor that is located in any jurisdiction which has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts unless (i) such notice of business activities report has been duly and timely filed or the Borrower is exempt from filing such report and has provided the Lender with satisfactory evidence of such exemption or (ii) the failure to make such filings may be cured retroactively by the Borrower for a nominal fee;

(n)          the Account Debtor with respect thereto is not an Affiliate of the Borrower; and

(o)          it is not owed by an Account Debtor with respect to which 25% or more of the aggregate amount of outstanding Accounts owed at such time by such Account Debtor is classified as ineligible under clause (l) of this definition.

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account. Further, with respect to any Account, if the Lender at any time hereafter determines in its reasonable discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account shall cease to be an Eligible Account after notice of such determination is given to the Borrower.

Eligible Inventory means Inventory of the Borrower which meets each of the following requirements:

(a)          it (i) is subject to a perfected, first priority Lien in favor of the Lender and (ii) is not subject to any other assignment, claim or Lien;

(b)          it is salable and not slow-moving, obsolete or discontinued;

(c)          it is in the possession and control of the Borrower and it is stored and held in facilities owned by the Borrower or a facility leased by the Borrower;

(d)          it is not Inventory produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 29 U.S.C. §215;

(e)          it is not subject to any agreement or license which would restrict the Lender’s ability to sell or otherwise dispose of such Inventory;

(f)          it is located in the United States or in any territory or possession of the United States that has adopted Article 9 of the Uniform Commercial Code;

(g)          it is not “in transit” to the Borrower or held by the Borrower on consignment;

(h)          it is raw materials and not “work-in-progress” or finished goods Inventory;

(i)          it is not packaging;

(j)          it is not identified to any purchase order or contract to the extent progress or advance payments are received with respect to such Inventory;

(k)          it does not breach any of the representations, warranties or covenants pertaining to Inventory set forth in the Loan Documents; and

(l)          the Lender shall not have determined in its reasonable discretion that it is unacceptable due to age, type, category, quality, and/or quantity.

Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.

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Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

ERISA means the Employee Retirement Income Security Act of 1974.

Event of Default means any of the events described in Section 13.01.

Excess Cash Flow means EBITDA less principal and interest, Debt Service, tax payments or distributions for tax payments, and unfinanced Capital Expenditures.

Excluded Taxes means taxes based upon, or measured by, the Lender’s (or a branch of the Lender’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a taxing authority (a) in a jurisdiction in which the Lender is organized, (b) in a jurisdiction which the Lender’s principal office is located, or (c) in a jurisdiction in which the Lender’s lending office (or branch) in respect of which payments under this Agreement are made is located.

Fiscal Quarter means a fiscal quarter of a Fiscal Year.

Fiscal Year means the fiscal year of the Borrower and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2016”) refer to the Fiscal Year ending on December 31 of such calendar year.

Fixed Charge Coverage Ratio means, with respect to any Fiscal Quarter, a ratio, the numerator of which is Borrower’s EBITDA minus taxes and distributions paid or scheduled to be paid plus any equity contributions, and the denominator of which is (i) payments made or scheduled to be made with respect to amortization payments of the principal portion of the Term Loan and amortization payments of the principal portion of all other indebtedness for borrowed money of the Borrower, and (ii) unfinanced maintenance capital expenditures.

FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.

Guarantor means Janel Corporation.

Hazardous Substances means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

Indemnified Liabilities - see Section 15.14.

Interest Expense means for any period the consolidated interest expense of the Borrower and its Subsidiaries for such period (including all imputed interest on Capital Leases).

Interest Period means a one (1) month period.

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Investment means, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Capital Security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition.

LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.

LIBOR Rate means as an independent index which is the One Month London Interbank Offered Rate or LIBOR, identified in the Wall Street Journal “Money Rates” column on the date the interest rate is to be determined, or if that date is not a publication date, on the publication date immediately preceding. The LIBOR Rate is not necessarily the lowest rate charged by Lender on its loans. If the LIBOR Rate becomes unavailable, Lender may designate a substitute index after notifying Borrower. Lender will inform Borrower of the current LIBOR Rate upon Borrower’s request. Any changes or adjustments to the interest rate will not occur more often than each month. Borrower understands that Lender may make loans based on rates other than the LIBOR Rate.

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Loan Documents means this Agreement, the Notes, the Collateral Documents and all documents, instruments and agreements delivered in connection with the foregoing.

Loan Party means Borrower and each Subsidiary of the Borrower.

Loan or Loans means, as the context may require, the Revolving Loans and the Term Loan, together with all renewals and substitutions thereof.

Location means the facilities occupied by the Borrower located at 4040 Earnings Way New Albany, IN 47150.

Mandatory Prepayment Event - see Section 6.02.(c).

Margin Stock means any “margin stock” as defined in Regulation U.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, business or assets (taken as a whole) of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of the material Obligations under any Loan Document or (c) a material adverse effect upon any substantial portion of the collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any material obligations under any Loan Document.

Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any other member of the Controlled Group may have any liability.

Net Cash Proceeds means:

(a)          with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Asset Disposition net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Disposition (other than the Loans);

(b)          with respect to any issuance of Capital Securities resulting in a Change of Control, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriters’ commissions); and

(c)          with respect to any issuance of Debt, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters’ and placement fees).

Note means any of the promissory notes evidencing the Loans, either singularly or collectively, as the context requires.

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Obligations means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document including Attorney Costs in connection with the Loans, all Rate Management Obligations of any Loan Party permitted hereunder which are owed to the Lender or its Affiliate, and all Bank Products Obligations of any Loan Party, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

OFAC - see Section 10.04.

Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by any Loan Party, as lessee, other than any Capital Lease.

PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

Participant - see Section 15.05.

Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which the Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

Permitted Lien means a Lien expressly permitted hereunder pursuant to Section 11.02.

Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

Prime Rate means, for any day, an independent index which is the highest rate identified as the “Prime Rate” in the Wall Street Journal “Money Rates” column on the date the interest rate is to be determined, or if that date is not a publication date, on the publication date immediately preceding. The Prime Rate is not necessarily the lowest rate charged by Lender on its loans. If the Prime Rate becomes unavailable, Lender may designate a substitute index after notifying Borrower. Lender will inform Borrower of the current Prime Rate upon Borrower’s request. Any changes or adjustments to the interest rate will not occur more often than each day.

Rate Management Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

Rate Management Obligation means, with respect to any Person, any liability of such Person under any Rate Management Agreement.

Regulation D means Regulation D of the FRB.

Regulation U means Regulation U of the FRB.

Reportable Event means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

Revolving Commitment means $1,500,000.00, as reduced from time to time pursuant to Section 6.1.

Revolving Loan - see Section 2.01(a).

Revolving Loan Availability means the lesser of (i) the Revolving Commitment, and (ii) the Borrowing Base.

Revolving Loan Termination Date means the earlier to occur of (a) February 28, 2021, or (b) such other date on which the Commitments terminate pursuant to Section 6 or Section 13.

Revolving Outstandings means, at any time, the sum of the aggregate principal amount of all outstanding Revolving Loans.

Security Agreement means the Security Agreement and Perfection Certificate executed and delivered by Borrower in form and substance satisfactory to the Lender.

Seller means Tennessee Valley Ventures, L.P., a Tennessee limited partnership.

Senior Officer means, with respect to any Loan Party, any of the chief executive officer, the chief financial officer, the chief operating officer or the treasurer of such Loan Party.

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Stock Purchase Agreement means Stock Purchase Agreement  among Seller, the Shareholders of Seller, and Borrower dated February 29, 2016.

Subordinated Debt means any financial accommodations extended to the Borrower which has subordination terms, covenants, pricing and other terms which have been approved in writing by the Lender.

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Borrower.

Taxes means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.

Tangible Net Worth means Borrower’s tangible net worth as term is defined under GAAP.

Term Loan Commitment means $6,000,000.00.

Term Loan - see Section 2.01(b).

Term Loan Maturity Date means March 15, 2021.

Termination Event means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of Borrower or any other member of the Controlled Group from such Pension Plan during a plan year in which Borrower or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.

Total Funded Debt to EBITDA Ratio means, with respect to any Fiscal Quarter, a ratio, the numerator of which is Borrower’s total funded Debt, and the denominator of which is (i) EBITDA.

Total Plan Liability means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

UCC is defined in the Security Agreement.

Unfunded Liability means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

Wholly-Owned Subsidiary means, as to any Person, a Subsidiary all of the Capital Securities of which (except directors’ qualifying Capital Securities) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

Section 1.02         Other Interpretive Provisions

(a)          (i)          The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(ii)         Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(iii)        The term “including” is not limiting and means “including without limitation.”

(iv)        In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(v)         Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

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(vi)        This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

(vii)       This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Borrower and the Lender thereto and are the products of both parties. Accordingly, they shall not be construed against the Lender merely because of the Lender’s involvement in their preparation.

Article II.          COMMITMENTS OF THE LENDER; BORROWING

Section 2.01         Commitments. On and subject to the terms and conditions of this Agreement, the Lender agrees to make loans to the Borrower as follows:

(a)          Revolving Loan Commitment. The Lender agrees to make loans on a revolving basis (“Revolving Loans”) from time to time until the Revolving Loan Termination Date in such amounts as the Borrower may request; provided that the Revolving Outstandings will not at any time exceed Revolving Loan Availability. The entire unpaid balance of the Revolving Loans shall be immediately due and payable in full in immediately available funds on the Revolving Loan Termination Date if not sooner paid in full.

(b)          Term Loan Commitment. The Lender agrees to make a loan to the Borrower (the “Term Loan”) on the Closing Date in the amount of the Term Loan Commitment. The Commitment of the Lender to make the Term Loan shall expire concurrently with the making of the Term Loan on the Closing Date. The entire unpaid balance of the Term Loan shall be immediately due and payable in full in immediately available funds on the Term Loan Maturity Date if not sooner paid in full.

(c)          Loan Procedures. The Borrower shall give notice (written or telephonic notice) to the Lender of each proposed borrowing not later than 11:00 A.M., Indianapolis, Indiana time, at least one Business Day prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Lender, shall be irrevocable, and shall specify the date and amount of borrowing. So long as the Lender has not received written notice that the conditions precedent set forth in Section 12 with respect to such borrowing have not been satisfied, the Lender shall pay over the funds to the Borrower on the requested borrowing date. Each borrowing shall be on a Business Day.

Section 2.02         Certain Conditions. Lender shall not have an obligation to make any Loan if an Event of Default or Unmatured Event of Default exists.

Section 2.03         Use of Proceeds.

(a)          Revolving Loan. The proceeds of the Revolving Loan will be used to support the working capital needs of the Borrower and to partially finance acquisition of stock and/or assets from Seller.

(b)          Term Loan. The proceeds of the Term Loan shall be to partially finance acquisition of stock and/or assets from Seller.

Article III.         EVIDENCING OF LOANS.

Section 3.01         Notes. The Loans shall be evidenced by the Notes, with appropriate insertions, payable to the order of the Lender in a face principal amount equal to the Commitments, respectively.

Section 3.02         Late Payment Fees. If Borrower fails to pay any amount due under any of the Notes, or any fee in connection herewith, in full within seven (7) days after its due date, Borrower, in each case, shall incur and shall pay a late charge equal to the greater of Twenty-Five and No/100 Dollars ($25.00) or Five Percent (5%) of the unpaid amount and an additional late charge for purposes of defraying the expense incidental to handling on the first day of each successive calendar month equal to the greater of Twenty-Five and No/100 Dollars ($25.00) or Five Percent (5%) of the unpaid amount until such amount has been paid in full. After acceleration of repayment of any Loans by the Lender, the payment of a late charge will not cure or constitute a waiver of any Event of Default.

Section 3.03         Recordkeeping. The Lender shall record in its records, the date and amount of each Loan made by the Lender, each repayment thereof. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Borrower hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

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Article IV.          INTEREST.

Section 4.01         Interest Rates. The Borrower promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

(i)	at all times while the Revolving Loan is outstanding, the Revolving Loan shall accrue interest at a rate per annum equal to the sum of the LIBOR Rate from time to time in effect plus the Applicable Revolving Margin; and

(ii)	at all times while the Term Loan is outstanding, the Term Loan shall accrue interest at a rate per annum equal to the sum of the LIBOR Rate from time to time in effect plus the Applicable Term Margin.

provided that at any time an Event of Default has occurred and is continuing, Lender may, at its option and without notice to the Borrower, increase the interest rate applicable to each Loan in accordance with Section 4.05 hereof. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Sections 13.01(a) or 13.01(d), such increase shall occur automatically.

Section 4.02         Payment Dates; Repayment. Each Loan shall be payable as follows:

(a)          Accrued interest on the Revolving Loan shall be payable in arrears on the first Business Day of each month commencing May 1, 2016. Upon the Revolving Loan Termination Date, all unpaid principal, accrued but unpaid interest, and reimbursable expenses shall be due and payable in full.

(b)          Regarding the Term Loan, commencing on May 1, 2016, Borrower shall make equal monthly payments of principal in the amount of Seventy-One Thousand Four Hundred Twenty-Nine and No/100 Dollars ($71,429.00)(based on a seven year amortization) plus interest, and thereafter on the first business day of each month. Upon the Term Loan Maturity Date, all unpaid principal, accrued but unpaid interest, and reimbursable expenses shall be due and payable in full.

(c)          In addition to the payments as otherwise required pursuant to the terms of Section 4.02(b) above, Borrower shall remit to Bank as a prepayment towards the outstanding principal amount of the Term Loan, on the last day of each quarterly period commencing as of March 31, 2016 and thereafter an amount equal to the lesser of $125,000.00 or fifty percent (50%) of the Excess Cash Flow calculated on a trailing three-month basis. Notwithstanding the foregoing, the cash flow recapture requirements set forth in this Section 4.02(c) shall not apply when the Cash Flow Leverage Ratio is equal to or less than 2.0 to 1.0.

After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

Section 4.03         Setting and Notice of LIBOR Rates. The applicable LIBOR Rate shall be determined by the Lender, and notice thereof shall be given by the Lender promptly to the Borrower. Each determination of the applicable LIBOR Rate by the Lender shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Lender shall, upon written request of the Borrower, deliver to the Borrower a statement showing the computations used by the Lender in determining any applicable LIBOR Rate hereunder.

Section 4.04         Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

Section 4.05         Default Rate. Upon the occurrence of an Event of Default and during the continuation thereof, and after maturity, including maturity upon acceleration, Lender, at its option, may, if permitted under applicable law, do one or both of the following: (i) increase the interest rate under the Notes to the rate that is three percent (3%) above the rate that would otherwise be payable hereunder, and (ii) add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in the Notes (including any increased rate). The interest rate under the Notes will not exceed the maximum rate permitted by applicable law under any circumstances.

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Article V.        FEES.

Section 5.01         Commitment Fee. The Borrower agrees to pay to the Lender a commitment fee associated with the Loans in the amount of Fifty Thousand and No/100 Dollars ($50,000.00) as of the Closing Date, which amount shall not be refundable, in whole or in part, for any reason.

Article VI.          REDUCTION OF THE REVOLVING COMMITMENT AND TERM LOAN; PREPAYMENTS.

Section 6.01         Mandatory Reductions of Revolving Commitment. On the date of any Mandatory Prepayment Event, the Revolving Commitment shall be permanently reduced by an amount (if any) equal to the Designated Proceeds of such Mandatory Prepayment Event over the amount (if any) applied to prepay Term Loan pursuant to Section 6.02.(c).

Section 6.02         Prepayments.

(a)	Voluntary Prepayments. The Borrower may from time to time prepay the Loans in whole or in part; provided that the Borrower shall give the Lender notice thereof not later than 11:00 A.M., Indianapolis time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment.

(b)          Mandatory Prepayments.

(i)          The Borrower shall make a prepayment of the Term Loan until paid in full upon the occurrence of any of the following (each a “Mandatory Prepayment Event”) at the following times and in the following amounts (such applicable amounts being referred to as “Designated Proceeds”):

(a)          Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any Asset Disposition with proceeds exceeding $50,000 in any calendar year, in an amount equal to 100% of such Net Cash Proceeds less $50,000.

(ii)         If on any day the Revolving Outstandings exceeds the Borrowing Base, the Borrower shall within one Business Day prepay Revolving Loans in an amount sufficient to eliminate such excess.

Section 6.03         Manner of Prepayments.

(a)          All Prepayments. Any prepayment of a LIBOR Loan on a day other than the last day of the applicable Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.04.

Article VII.         MAKING OF PAYMENTS; SETOFF; TAXES.

Section 7.01         Making of Payments. All payments of principal or interest on the Notes, and of all fees, shall be made by the Borrower to the Lender in immediately available funds at the office specified by the Lender not later than noon, Indianapolis time, on the date due; and funds received after that hour shall be deemed to have been received by the Lender on the following Business Day. All payments under Section 8.01 shall be made by the Borrower directly to the Lender entitled thereto without setoff, counterclaim or other defense.

Section 7.02         Application of Certain Payments. So long as no Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) voluntary and mandatory prepayments shall be applied as set forth in Section 6.02. After the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Lender as proceeds from the sale of, or other realization upon, all or any part of the Collateral shall be applied as the Lender shall determine in its discretion.

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Section 7.03         Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

Section 7.04         Setoff. The Borrower, for itself and each other Loan Party, agrees that the Lender has all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, the Borrower, for itself and each other Loan Party, agrees that at any time any Event of Default exists, the Lender may apply to the payment of any Obligations of the Borrower and each other Loan Party hereunder, when due, any and all balances, credits, deposits, accounts or moneys of the Borrower and each other Loan Party then or thereafter with the Lender.

Section 7.05         Taxes.

(a)          All payments made by the Borrower hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by the Borrower free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

(b)          If the Borrower makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, the Borrower shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 7.05(b)), the amount paid to the Lender equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 7.05(b). To the extent the Borrower withholds any Taxes on payments hereunder or under any Loan Document, the Borrower shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to the Lender within 30 days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to the Lender) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

(c)          If the Lender is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against the Lender with respect to amounts received or receivable hereunder or under any other Loan Document, the Lender shall deliver a certificate to the Borrower detailing such taxes and the Borrower will indemnify the Lender against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax), and (ii) any taxes imposed as a result of the receipt of the payment under this Section 7.05(c). A certificate prepared in good faith as to the detail and amount of such payment by the Lender shall, absent manifest error, be final, conclusive, and binding on all parties.

Article VIII.         INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.

Section 8.01         Increased Costs. (a) If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Lender; or (ii) shall impose on the Lender any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) the Lender (or any LIBOR Office of the Lender) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by the Lender (or its LIBOR Office) under this Agreement or under its Note with respect thereto, then upon demand by the Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Lender), the Borrower shall pay directly to the Lender such additional amount as will compensate the Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which the Lender first made demand therefor.

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(b)          If the Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by the Lender or any Person controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender’s or such controlling Person’s capital as a consequence of the Lender’s obligations hereunder to a level below that which the Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration the Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by the Lender or such controlling Person to be material, then from time to time, upon demand by the Lender (which demand shall be accompanied by a written statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Lender), the Borrower shall pay to the Lender such additional amount as will compensate the Lender or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is 180 days prior to the date on which the Lender first made demand therefor.

Section 8.02         Basis for Determining Interest Rate Inadequate. If the Lender reasonably determines (which determination shall be binding and conclusive on the Borrower) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate then the Lender shall promptly notify the other parties thereof and, so long as such circumstances shall continue, any Loan accruing interest based on the LIBOR Rate shall be converted to a Loan accruing interest based on the Prime Rate plus zero (0) basis points (0.0%).

Section 8.03         Changes in Law Rendering LIBOR Loans Unlawful. If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of the Lender cause a substantial question as to whether it is) unlawful for the Lender to make, maintain or fund LIBOR Loans, then the Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) any additional LIBOR Loans shall accrue interest based on the Prime Rate plus zero (0) basis points 0.0%), and (b) on the last day of the current Interest Period for each LIBOR Loan of the Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert any Loan accruing interest based on the LIBOR Rate to a Loan accruing interest based on the Prime Rate plus zero (0) basis points (0.0%).

Section 8.04         Funding Losses. The Borrower hereby agrees that upon demand by the Lender (which demand shall be accompanied by a written statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Lender), the Borrower will indemnify the Lender against any net loss or expense which the Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain any LIBOR Loan but excluding Excluded Taxes), as reasonably determined by the Lender, as a result of (a) any payment, prepayment or conversion by the Borrower of any LIBOR Loan of the Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.03) or (b) any failure of the Borrower to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement.

Section 8.05         Discretion of Lender as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, the Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any reasonable manner, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if the Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

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Article IX.          REPRESENTATIONS AND WARRANTIES.

To induce the Lender to enter into this Agreement and to induce the Lender to make Loans hereunder, the Borrower represents and warrants to the Lender that:

Section 9.01         Organization. Each Loan Party is validly existing under the laws of its jurisdiction of organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

Section 9.02         Authorization; No Conflict. Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, the Borrower is duly authorized to borrow monies hereunder and each Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by the Borrower hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of any Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of the Lender created pursuant to the Collateral Documents).

Section 9.03         Validity and Binding Nature. Each of this Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

Section 9.04         Financial Condition. The financial statements of the Borrower as of December 31, 2015, copies of which have been delivered to the Lender, were prepared in accordance with GAAP and present fairly in all material respects the financial condition of the Borrower and its Subsidiaries as at such dates and the results of their operations for the periods then ended.

Section 9.05         No Material Adverse Change. Since December 31, 2015, there has been no material adverse change in the financial condition, operations, business or assets (taken as a whole) of the Loan Parties.

Section 9.06         Litigation and Contingent Liabilities. Except as set forth on Schedule 9.06 attached hereto, no litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Borrower’s knowledge, threatened against any Loan Party which might reasonably be expected to have a Material Adverse Effect. Other than any liability incident to such litigation or proceedings, no Loan Party has any material contingent liabilities not listed on Schedule 9.06 or permitted by Section 11.01.

Section 9.07         Ownership of Properties; Liens. Except as set forth on Schedule 9.07 attached hereto, each Loan Party owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by Section 11.02.

Section 9.08         Equity Ownership; Subsidiaries. Except as set forth on Schedule 9.08 attached hereto, all issued and outstanding Capital Securities of each Loan Party are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of the Lender, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Schedule 9.08 sets forth the issued Capital Securities of each Loan Party as of the Closing Date. All of the issued and outstanding Capital Securities of each Wholly-Owned Subsidiary is, directly or indirectly, owned by the Borrower. As of the Closing Date, except as disclosed on Schedule 9.08, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of any Loan Party.

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Section 9.09         Pension Plans. (i) The Unfunded Liability of all Pension Plans does not in the aggregate exceed twenty percent of the Total Plan Liability for all such Pension Plans. Each Pension Plan complies in all material respects with all applicable requirements of law and regulations. No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise to have a Material Adverse Effect. There are no pending or, to the knowledge of Borrower, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or Borrower or other any member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability. Within the past five years, neither the Borrower nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which could reasonably be expected to have a Material Adverse Effect.

(b)          All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Borrower or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Borrower nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and neither the Borrower nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

Section 9.10         Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.

Section 9.11         Regulation U. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

Section 9.12         Taxes. Each Loan Party has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to such return, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. The Loan Parties have made adequate reserves on their books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable. No Loan Party has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).

Section 9.13         Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to each borrowing hereunder and the use of the proceeds thereof, with respect to each Loan Party, individually, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated in accordance with GAAP, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

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Section 9.14         Environmental Matters. The on-going operations of each Loan Party comply in all material respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each Loan Party has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and, each Loan Party is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to any Loan Party and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. No Loan Party or any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Closing Date, or relating to any waste disposal, of any Loan Party that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. No Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances.

Section 9.15         Insurance. Set forth on Schedule 9.15 is a complete and accurate list of the property and casualty insurance program of the Loan Parties as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving any Loan Party). Each Loan Party and its properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Parties operate.

Section 9.16         Real Property. Set forth on Schedule 9.16 is a complete and accurate list, as of the Closing Date, of the address of all real property owned or leased by any Loan Party (collectively, the “Real Property”), together with, in the case of leased property, the name and mailing address of the lessor of such property.

Section 9.17         Information. All information heretofore or contemporaneously herewith furnished in writing by any Loan Party to the Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Lender that any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

Section 9.18         Intellectual Property. Except as set forth on Schedule 9.18(A) attached hereto, each Loan Party owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights (collectively, “Intellectual Property”) as are necessary for the conduct of the businesses of the Loan Parties, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 9.18(B) is a complete and accurate list, as of the Closing Date, of all registered Intellectual Property owned by the Loan Parties.

Section 9.19         Burdensome Obligations. No Loan Party is a party to any agreement or contract or subject to any restriction contained in its organizational documents which could reasonably be expected to have a Material Adverse Effect.

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Section 9.20         Labor Matters. No Loan Party is subject to any collective bargaining agreement. There are no existing or, to Borrower’s knowledge, threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

Section 9.21         No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.

Article X.           AFFIRMATIVE COVENANTS.

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full, the Borrower agrees that, unless at any time the Lender shall otherwise expressly consent in writing, it will:

Section 10.01         Reports, Certificates and Other Information. Furnish to the Lender:

(a)	Annual Report. Promptly when available and in any event within 120 days after the close of each Fiscal Year commencing with Fiscal Year 2016, audited financial statements, including balance sheets and statements of earnings and cash flows of Janel Corporation and its Subsidiaries (including without limitation, the Borrower) as at the end of such Fiscal Year, prepared by independent auditors of recognized standing selected by the Janel Corporation and reasonably acceptable to the Lender, a comparison with the previous Fiscal Year.

(b)	Interim Reports. Promptly when available and in any event within 45 days after the end of each quarter, internally prepared financial statements of the Borrower as of the end of such quarter, including a balance sheet, statement of earnings and a statement of cash flows for such quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such month, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year and certified by a Senior Officer of the Borrower.

(c)	Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.01(a) and promptly when available and in any event within 45 days after the end of each quarterly period for the first three Fiscal Quarters of each year, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such monthly period and signed by a Senior Officer of the Borrower, containing (i) a computation of each of the financial ratios and restrictions set forth in Section 11.14 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and (ii) a written statement of the Borrower’s management setting forth a discussion of the Borrower’s financial condition, changes in financial condition and results of operations.

(d)	Notice of Default, Litigation and ERISA Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Borrower or the Subsidiary affected thereby with respect thereto:

(i)	the occurrence of an Event of Default or an Unmatured Event of Default;

(ii)	any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Lender which has been instituted or, to the knowledge of the Borrower, is threatened against any Loan Party or to which any of the properties of any thereof is subject which might reasonably be expected to have a Material Adverse Effect;

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(iii)	any cancellation or material change in any insurance maintained by any Loan Party; or

(iv)	any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect.

(e)	Borrowing Base Certificates. Within 15 days of the end of each month, a Borrowing Base Certificate dated as of the end of such month and executed by a Senior Officer of the Borrower on behalf of the Borrower (provided that (a) the Borrower may deliver a Borrowing Base Certificate more frequently if it chooses and (b) at any time an Event of Default exists, the Lender may require the Borrower to deliver Borrowing Base Certificates more frequently).

(f)	Other Financial Statements. (i) Within 15 days of the end of each month, an accounts receivable agings and accounts payable agings report and an inventory listing executed by a Senior Officer of the Borrower on behalf of the Borrower; and (ii) annual budgets, by quarter, in form and substance satisfactory to the Bank, not later than the end of each Fiscal Year.

(g)	Guarantor Financial Statements. Promptly when available and in any event within 120 days after the close of each Fiscal Year commencing with Fiscal Year 2016, annual financial statements of Guarantor, including balance sheets and statements of earnings and cash flows of the Guarantor as at the end of such Fiscal Year, in form and substance reasonably acceptable to the Lender.

(h)	Tax Returns. Promptly when available and in any event within 30 days after filing, a copy of Borrower’s federal income tax return and all accompanying schedules.

(i)	Other Information. Promptly from time to time, such other information concerning the Loan Parties as the Lender may reasonably request.

Section 10.02         Books, Records and Inspections. Keep, and cause each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Loan Party to permit, the Lender or any representative thereof to inspect the properties and operations of the Loan Parties at any reasonable time and with reasonable notice (provided no prior notice shall be required during the continuation of an Event of Default); and permit, and cause each other Loan Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), the Lender or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Borrower hereby authorizes such independent auditors to discuss such financial matters with the Lender or any representative thereof), and to examine (and, at the expense of the Loan Parties, photocopy extracts from) any of its books or other records; and permit, and cause each other Loan Party to permit, the Lender and its representatives to inspect the Inventory and other tangible assets of the Loan Parties at any reasonable time and with reasonable notice (provided no prior notice shall be required during the continuation of an Event of Default), to perform appraisals of the equipment of the Loan Parties, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and any other collateral. All such inspections or audits by the Lender shall be at the Borrower’s expense, provided that so long as no Event of Default exists, the Borrower shall not be required to reimburse the Lender for inspections or audits more frequently than once each Fiscal Year.

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Section 10.03         Maintenance of Property; Insurance. (a) Keep, and cause each other Loan Party to keep, all property necessary in the business of the Loan Parties in such order and condition as it is on the date hereof, ordinary wear and tear and insured casualty loss excepted.

(b)	Maintain, and cause each other Loan Party to maintain, with responsible insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, but which shall insure against all risks and liabilities of the type identified on Schedule 9.15 and shall have insured amounts not materially less than, and deductibles not materially higher than, those set forth on such schedule; and, upon request of the Lender, furnish to the Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties. The Borrower shall cause each issuer of an insurance policy to provide the Lender with an endorsement (i) showing the Lender as loss payee with respect to each policy of property or casualty insurance and naming the Lender as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice will be given to the Lender prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to the Lender. Upon request of the Lender, the Borrower shall execute and deliver to the Lender a collateral assignment, in form and substance satisfactory to the Lender, of each business interruption insurance policy maintained by the Borrower.

(c)	UNLESS THE BORROWER PROVIDES THE LENDER WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, THE LENDER MAY PURCHASE INSURANCE AT THE BORROWER’S EXPENSE TO PROTECT THE LENDER’S AND THE LENDER’S INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT ANY LOAN PARTY’S INTERESTS. THE COVERAGE THAT THE LENDER PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST ANY LOAN PARTY IN CONNECTION WITH THE COLLATERAL. THE BORROWER MAY LATER CANCEL ANY INSURANCE PURCHASED BY THE LENDER, BUT ONLY AFTER PROVIDING THE LENDER WITH EVIDENCE THAT THE BORROWER HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE LENDER PURCHASES INSURANCE FOR THE COLLATERAL, THE BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOANS OWING HEREUNDER. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE THE LOAN PARTIES MAY BE ABLE TO OBTAIN ON THEIR OWN.

Section 10.04         Compliance with Laws; Payment of Taxes and Liabilities. (i) Comply, and cause each other Loan Party to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause (a) above, comply, and cause each other Loan Party to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations and (d) pay, and cause each other Loan Party to pay, prior to delinquency, all taxes and other governmental charges against it or any collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the collateral to satisfy such claim.

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Section 10.05         Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 11.05) cause each other Loan Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect).

Section 10.06         Use of Proceeds. Use the proceeds of the Loans solely for the purposes as set forth in Section 2.04 herein, for other general business purposes, to repay existing indebtedness and pay transaction related expenses; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

Section 10.07         Employee Benefit Plans.

(a)	Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

(b)	Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan.

(c)	Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.

Section 10.08         Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Loan Party, the Borrower shall, or shall cause the applicable Loan Party to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each other Loan Party to, comply with any Federal or state judicial or administrative order requiring the performance at any real property of any Loan Party of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, the Borrower shall, and shall cause its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.

Section 10.09         Further Assurances. Take, and cause each other Loan Party to take, such actions as are necessary or as the Lender may reasonably request from time to time to ensure that the Obligations of each Loan Party under the Loan Documents are secured by substantially all of the assets of the Borrower and each domestic Subsidiary and guaranteed by each domestic Subsidiary (including, upon the acquisition or creation thereof, any Subsidiary acquired or created after the Closing Date), in each case as the Lender may determine, including (a) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing and (b) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession.

Section 10.10         Deposit Accounts/Cash Management Services. Unless the Lender otherwise consents in writing, in order to facilitate the Lender’s maintenance and monitoring of its security interests in the Collateral, while this Agreement is in effect, maintain all of their principal deposit accounts and cash management services with the Lender.

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Article XI.    NEGATIVE COVENANTS

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full, the Borrower agrees that, without Lender’s prior written consent, it will:

Section 11.01   Debt. Not, and not permit any other Loan Party to, create, incur, assume or suffer to exist any Debt, except:

(a)	Obligations under this Agreement and the other Loan Documents;

(b)	Debt secured by Liens permitted by Section 11.02(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $100,000.00;

(c)	Debt of the Borrower to any domestic Wholly-Owned Subsidiary or Debt of any domestic Wholly-Owned Subsidiary to the Borrower or another domestic Wholly-Owned Subsidiary; provided that such Debt shall be evidenced by a demand note in form and substance reasonably satisfactory to the Lender and pledged and delivered to the Lender pursuant to the Collateral Documents as additional collateral security for the Obligations, and the obligations under such demand note shall be subordinated to the Obligations of the Borrower hereunder in a manner reasonably satisfactory to the Lender;

(d)	Subordinated Debt;

(e)	Rate Management Obligations incurred in favor of a Lender or an Affiliate thereof for bona fide hedging purposes and not for speculation;

(f)	Debt described on Schedule 11.01 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased;

(g)	the Debt to be Repaid (so long as such Debt is repaid on the Closing Date with the proceeds of the initial Loans hereunder); and

(h)	up to the amount of acquired debt equal to the Subordinated Debt assumed in Acquisitions permitted under Section 11.05.

Section 11.02   Liens. Not, and not permit any other Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)	Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

(b)	Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

(c)	Liens described on Schedule 11.02 as of the Closing Date;

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(d)	subject to the limitation set forth in Section 11.01(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by any Loan Party (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 20 days of the acquisition thereof and attaches solely to the property so acquired;

(e)	attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $100,000.00 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(f)	easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party;

(g)	Liens arising under the Loan Documents; and

(h)	the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof).

Section 11.03     Operating Leases. Not permit the aggregate amount of all rental payments under Operating Leases made (or scheduled to be made) by the Loan Parties (on a consolidated basis) to exceed $100,000 in any Fiscal Year, excluding rental payments due under leases or occupancy agreements associated with the Real Property.

Section 11.04     Restricted Payments. Not, and not permit any other Loan Party to, (a) make any distribution to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its equity holders or any Affiliate thereof, (d) make any redemption, prepayment, defeasance, repurchase or any other payment in respect of any Subordinated Debtor or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing, (i) any Subsidiary may pay dividends or make other distributions to the Borrower or to a domestic Wholly-Owned Subsidiary; (ii) so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, the Borrower may pay distributions if the Borrower elects to be taxed as either an “S” corporation or a partnership for federal income tax purposes, in amounts necessary to cover federal, state and local income tax liabilities payable solely as a result of income of the Borrower being included in such member’s tax returns which distributions shall be in amounts, as determined by an independent certified public accountant reasonably acceptable to Lender, necessary to pay such member’s tax obligations based upon such income derived from the Borrower as if such member were taxable at a marginal rate of 45% (subject to increase with any increases in federal or state tax rates that cause an actual increase to such marginal rate); and (iii) the Borrower may make regularly scheduled payments of interest and other amounts in respect of Subordinated Debt to the extent permitted under the subordination provisions thereof.

Section 11.05     Mergers, Consolidations, Sales. Not, and not permit any other Loan Party to, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person, (b) sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary) except for sales of inventory in the ordinary course of business, or (c) sell or assign with or without recourse any receivables, except for (i) any merger, consolidation, sale, transfer, conveyance, lease or assignment of or by, any Wholly-Owned Subsidiary into the Borrower or into any other domestic Wholly-Owned Subsidiary; (ii) any such purchase or other acquisition by the Borrower or any domestic Wholly-Owned Subsidiary of the assets or Capital Securities of any Wholly-Owned Subsidiary; or (iii) sales and dispositions of assets (including the Capital Securities of Subsidiaries) for at least fair market value (as determined by the Board of Managers of the Borrower).

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Section 11.06     Modification of Organizational Documents. Not permit the organizational documents of any Loan Party to be amended or modified in any way which could reasonably be expected to have a Material Adverse Effect; not change, or allow any Loan Party to change, its state of formation or its organizational form.

Section 11.07     Transactions with Affiliates. Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Loan Parties) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates.

Section 11.08     Unconditional Purchase Obligations. Not, and not permit any other Loan Party to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

Section 11.09     Inconsistent Agreements.  Not, and not permit any other Loan Party to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Borrower hereunder or by the performance by any Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit any Loan Party from granting to the Lender, a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Borrower or any other Subsidiary, or pay any Debt owed to the Borrower or any other Subsidiary, (ii) make loans or advances to any Loan Party or (iii) transfer any of its assets or properties to any Loan Party, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt and (C) customary provisions in leases and other contracts restricting the assignment thereof.

Section 11.10     Business Activities; Issuance of Equity. Not, and not permit any other Loan Party to, (a) engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto, or (b) issue any Capital Securities resulting in a Change in Control and except for (i) any issuance of Capital Securities pursuant to any employee or director option program, benefit plan or compensation program, or (ii) any issuance by a Subsidiary to the Borrower or another Subsidiary in accordance with Section 11.04.

Section 11.11     Investments. Not, and not permit any other Loan Party to, make or permit to exist any Investment in any other Person, except the following:

(a)	contributions by the Borrower to the capital of any Wholly-Owned Subsidiary, or by any Subsidiary to the capital of any other domestic Wholly-Owned Subsidiary, so long as the recipient of any such capital contribution has guaranteed the Obligations and such guaranty is secured by a pledge of all of its Capital Securities and substantially all of its real and personal property, in each case in accordance with Section 11.10;

(b)	Investments constituting Debt permitted by Section 11.01;

(c)	Contingent Liabilities constituting Debt permitted by Section 11.01 or Liens permitted by Section 11.02;

(d)	Cash Equivalent Investments;

(e)	Bank deposits in the ordinary course of business, provided that the aggregate amount of all such deposits (excluding amounts in payroll account or for accounts payable, in each case to the extent that checks have been issued to third parties) which are maintained with any bank other than a Lender shall not at any time exceed $50,000.00; and

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(f)	Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors.

provided that (x) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; (y) no Investment otherwise permitted by clause (b), or (c), shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.

Section 11.12     Restriction of Amendments to Certain Documents. Not amend or otherwise modify, or waive any rights under the Acquisition Documents.

Section 11.13     Fiscal Year; Accounting Methods.  Not change its Fiscal Year or method of accounting.

Section 11.14     Financial Covenants.

(a)	Maximum Total Funded Debt to EBITDA Ratio. Not permit the Total Funded Debt to EBITDA Ratio, as measured on a rolling four quarter basis, to be greater than the amounts for the Fiscal Quarters ending as indicated below:

Fiscal Quarter ending	Maximum Total Funded Debt to EBITDA Ratio
3/31/16-9/30/16	4.0 to 1.0
12/31/16-9/30/17	3.5 to 1.0
12/31/17 and thereafter	3.0 to 1.0

(b)	Minimum Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio, as measured on a rolling four quarter basis, to be less than 1.20 to 1.0 as of the end of each Fiscal Quarter, commencing as of Fiscal Quarter ending as of March 31, 2016.

(c)	Minimum Liquidity. So long as the Capital Maintenance Agreement is in effect, not permit the combined liquidity of Dominique Schulte and Oaxaca Group, LLC, as evidenced by brokerage statements, to be less than $5,000,000, tested quarterly, commencing March 31, 2016.

Article XII.     EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

The obligation of the Lender to make the Loans is subject to the following conditions precedent:

Section 12.01 Initial Credit Extension.  The obligation of the Lender to make the initial Loans is, in addition to the conditions precedent specified in Section 12.02, subject to the conditions precedent that (a) all Debt to be Repaid has been (or concurrently with the initial borrowing will be) paid in full, and that all agreements and instruments governing the Debt to be Repaid and that all Liens securing such Debt to be Repaid have been (or concurrently with the initial borrowing will be) terminated and (b) the Lender shall have received all of the following, each duly executed (if applicable) and dated the Closing Date (or such earlier date as shall be satisfactory to the Lender), in form and substance satisfactory to the Lender (and the date on which all such conditions precedent have been satisfied or waived in writing by the Lender is called the “Closing Date”):

(a)	Notes. A Note evidencing each of the Loans.

(b)	Authorization Documents. For each Loan Party, such Person’s (a) charter (or similar formation document), certified by the appropriate governmental authority; (b) good standing or existence certificates in its state of incorporation (or formation) and in each other state requested by the Lender; (c) bylaws, operating agreement (or similar governing document); (d) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (e) signature and incumbency certificates of its officers, managers or other representatives executing any of the Loan Documents (it being understood that the Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

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(c)	Consents, etc. Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Loan Parties of the documents referred to in this Section 12.

(d)	Letter of Direction. A letter of direction containing funds flow information with respect to the proceeds of the Loans on the Closing Date.

(e)	Security Agreement. A Security Agreement and Perfection Certificate executed by Borrower, together with all instruments, transfer powers and other items required to be delivered in connection therewith.

(f)	Collateral Access Agreements. A Collateral Access Agreement executed by each landlord regarding leased facilities where Collateral may be located, including the Locations.

(g)	Intercreditor Agreement. An intercreditor agreement by and between Lender and Guarantor’s lender with respect to Lender’s rights under the Guaranty.

(h)	Opinions of Counsel. Opinions of counsel for each Loan Party, and an opinion from Seller’s counsel disclosing all legal claims and liabilities.

(i)	Insurance. Evidence of the existence of insurance required to be maintained pursuant to Section 10.03(b), together with evidence that the Lender has been named as a lender’s loss payee and an additional insured on all related insurance policies.

(j)	Payment of Fees. Evidence of payment by the Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all Attorney Costs of the Lender to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Lender’s actual Attorney Costs incurred by the Lender through the closing proceedings.

(k)	Search Results; Lien Terminations. Certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Loan Party (under their present names and any previous names) as debtors, together with (a) copies of such financing statements, (b) payoff letters evidencing repayment in full of all Debt to be Repaid, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing (other than Liens permitted by Section 11.02) and (c) such other Uniform Commercial Code termination statements as the Lender may reasonably request.

(l)	Filings, Registrations and Recordings. The Lender shall have received each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender, a perfected Lien on the collateral described therein, prior to any other Liens (subject only to Liens permitted pursuant to Section 11.2), in proper form for filing, registration or recording.

(m)	Borrowing Base Certificate. A Borrowing Base Certificate dated as of the Closing Date.

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(n)	Revolving Loan Availability. Evidence there is not less than $300,000.00 in Revolving Loan Availability as of the Closing Date.

(o)	Working Capital. Borrower’s balance sheet evidencing there is not less than $400,000.00 in working capital as of the Closing Date.

(p)	Proforma EBITDA. Evidence of a trailing twelve month proforma EBITDA of Borrower of not less than $1,750,000 as of September 30, 2015.

(q)	Liquidity. Brokerage statements for Dominique Schulte, the sole member of Oaxaca Group, LLC, evidencing her personal liquidity in an amount not less than $10,000,000, which liquidity amount may include the equity contribution used to purchase Borrower.

(r)	Purchase Agreement. Receipt and Lender’s satisfactory review of the Stock Purchase Agreement.

(s)	Other. Such other documents as the Lender may reasonably request.

Section 12.02     Conditions. The obligation of the Lender to make each Loan is subject to the following further conditions precedent that:

(a)     Compliance with Warranties, No Default, etc. Both before and after giving effect to any borrowing, the following statements shall be true and correct:

(i)	the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

(ii)	no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

(b)       Confirmatory Certificate. If requested by the Lender, the Lender shall have received a certificate dated the date of such requested Loan and signed by a duly authorized representative of the Borrower as to the matters set out in Section 12.02(a) (it being understood that each request by the Borrower for the making of a Loan shall be deemed to constitute a representation and warranty by the Borrower that the conditions precedent set forth in Section 12.02(a) will be satisfied at the time of the making of such Loan, together with such other documents as the Lender may reasonably request in support thereof.

Article XIII.    EVENTS OF DEFAULT AND THEIR EFFECT.

Section 13.01     Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

(a)	Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five (5) days, in the payment when due of any interest, fee, reimbursement obligation with respect to any other amount payable by the Borrower hereunder or under any other Loan Document.

(b)	Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of any Loan Party in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $100,000 and such default might reasonably be expected to have a Material Adverse Effect.

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(c)	Other Material Obligations. Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Loan Party with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.

(d)	Bankruptcy, Insolvency, etc. Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party, or remains for 60 days undismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

(e)	Non-Compliance with Loan Documents. (a) Failure by any Loan Party to comply with or to perform any covenant set forth in Sections 10.01(c), 10.03(b) or 10.05 or Section 11; or (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of such failure described in this clause (b) for 30 days after notice to the applicable Loan Party.

(f)	Representations; Warranties. Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to the Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

(g)	Pension Plans. (a) Any Person institutes steps to terminate a Pension Plan if as a result of such termination the Borrower or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $100,000.00; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (c) the Unfunded Liability exceeds twenty percent of the Total Plan Liability, or (d) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Borrower or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $100,000.00.

(h)	Judgments. Final judgments which exceed an aggregate of $100,000.00 shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

(i)	Invalidity of Collateral Documents, etc. Through no fault of the Lender, any Collateral Document shall cease to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

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(j)	Invalidity of Subordination Provisions, etc. Through no fault of the Lender, any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty by any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect, or any Loan Party or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

(k)	Change of Control. A Change of Control shall occur without the prior written consent of Lender.

(l)	Material Adverse Effect. The occurrence of any event having a Material Adverse Effect.

Section 13.02     Effect of Event of Default. If any Event of Default described in Section 13.01(d) shall occur in respect of the Borrower, the Commitments shall immediately terminate and the Loans and all other Obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Lender may declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder to be due and payable (in whole or in part, as applicable), all without presentment, demand, protest or notice of any kind. The Lender shall promptly advise the Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration.

Article XIV.    [RESERVED].

Article XV.    GENERAL.

Section 15.01     Waiver; Amendments. No delay on the part of the Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by the Lender, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 15.02     Notices. All notices, elections, requests and other communication hereunder shall be in writing and shall be deemed given (i) when personally delivered, or (ii) two (2) business days after being deposited in the United States mail, postage prepaid, certified or registered, or (iii) the next business day after being deposited with a recognized overnight mail or courier delivery service such as Federal Express, or (iv) when transmitted by facsimile or telecopy transmission, with receipt acknowledgement upon transmission, or (v) when sent via electronic mail, with receipt acknowledgement upon transmission; addressed as follows (or to such other person or at such other address, of which any party hereto shall have given written notice as provided herein). For purposes of Section 2.02, the Lender shall be entitled to rely on telephonic instructions from any person that the Lender in good faith believes is an authorized officer or employee of the Borrower, and the Borrower shall hold the Lender harmless from any loss, cost or expense resulting from any such reliance.

Lender:	First Merchants Bank, National Association
10333 North Meridian Street, Suite 350
Indianapolis, Indiana 46290
Attn: David DeCraene
Email: DDeCraene@firstmerchants.com
With a copy
(which shall not constitute notice) to:	Krieg DeVault LLP
12800 North Meridian Street
Suite 300
Carmel, Indiana 46032
Attn: Nicole R. Finelli, Esq.
Fax: 317.636.1507
Email: nfinelli@kdlegal.com

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Borrower:	INDCO, INC.
c/o Janel Corporation
303 Merrick Road, Suite 400
Lynchbrook, New York 11563
Attn: Brendon J. Killackey, CEO
Brian Aronson, CFO
Fax: 516-593-0925
Email: bkillackey@janelgroup.net
baronson@janelgroup.net

With a copy	Neuberger Quinn Gielen Rubin Gibber P.A.
(which shall not constitute notice) to:	One South Street, 27th Floor
Baltimore, Maryland 21202
Attn: Hillel Tendler
Fax: 410-332-8553
Email: HT@NQGRG.com

Section 15.03     Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Borrower notifies the Lender that the Borrower wishes to amend any covenant in Sections 10 or 11.14 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant, then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to the Borrower.

Section 15.04     Costs, Expenses and Taxes. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Lender (including Attorney Costs and any Taxes) in connection with the preparation, execution, delivery and administration (including perfection and protection of any Collateral) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including Attorney Costs and any Taxes) incurred by the Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof. In addition, the Borrower agrees to pay, and to save the Lender harmless from all liability for, actual fees of the Borrower’s auditors in connection with any reasonable exercise by the Lender of its rights pursuant to Section 10.02. Notwithstanding the foregoing, Lender’s Attorney Costs shall be limited to $15,000.00, so long as the Closing Date occurs on or before January 11, 2016. All Obligations provided for in this Section 15.04 shall survive repayment of the Loans, cancellation of the Notes and termination of this Agreement.

Section 15.05     Participations. The Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by the Lender of a participating interest to a Participant, (a) the Lender’s obligations hereunder shall remain unchanged for all purposes, (b) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations hereunder and (c) all amounts payable by the Borrower shall be determined as if the Lender had not sold such participation and shall be paid directly to the Lender. The Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

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Section 15.06     GOVERNING LAW. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF INDIANA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

Section 15.07     Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Borrower and rights of the Lender expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

Section 15.08     Nature of Remedies. All Obligations of the Borrower and rights of the Lender expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 15.09     Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof and any prior arrangements made with respect to the payment by the Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Lender.

Section 15.10     Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Lender shall deemed to be originals.

Section 15.11     Successors and Assigns. This Agreement shall be binding upon the Borrower, the Lender and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Lender and the successors and assigns of the Lender. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. The Borrower may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Lender.

Section 15.12     Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

Section 15.13     Customer Identification - USA Patriot Act Notice. The Lender hereby notifies the Loan Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow the Lender to identify the Loan Parties in accordance with the Act.

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Section 15.14     INDEMNIFICATION BY THE BORROWER. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE LENDER AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, THE BORROWER HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD THE LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF THE LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING REASONABLE ATTORNEY COSTS (AS SUCH TERM IS DEFINED IN THIS AGREEMENT) (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY EXCEPT FOR SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL JUDGMENT BY A COURT OF COMPETENT JURISDICTION AND EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES FIRST ARISING AFTER LENDER TAKES POSSESSION OF SUCH PROPERTY FOLLOWING FORECLOSURE OR OTHERWISE, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY OR THE OPERATIONS CONDUCTED THEREON EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL JUDGMENT BY A COURT OF COMPETENT JURISDICTION AND EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES FIRST ARISING AFTER LENDER TAKES POSSESSION OF SUCH PROPERTY FOLLOWING A FORECLOSURE OR OTHERWISE, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY LOAN PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, THE BORROWER HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. EXCEPT AS SET FROTH IN THIS SECTION, ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 15.14 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT.

Section 15.15     Nonliability of Lender. The relationship between the Borrower on the one hand and the Lender on the other hand shall be solely that of borrower and lender. The Lender has no fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and the Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. The Lender undertakes no responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. The Borrower agrees, on behalf of itself and each other Loan Party, that the Lender shall have no liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL THE LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND THE BORROWER ON BEHALF OF ITSELF AND EACH OTHER LOAN PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). The Borrower acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby with the Lender or among the Loan Parties and the Lender.

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Section 15.16     FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF INDIANA OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF INDIANA. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF INDIANA AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF INDIANA FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF INDIANA. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 15.17     WAIVER OF JURY TRIAL. EACH OF THE BORROWER AND THE LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[signature pages follow]

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[SIGNATURE PAGE – BORROWER - CREDIT AGREEMENT]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers or other representatives as of the date first set forth above.

INDCO, INC.

By:	/s/ C. Mark Hennis
C. Mark Hennis, President

STATE OF INDIANA	)
) SS:
COUNTY OF ______________	)

Before me, a Notary Public in and for said County and State, personally appeared C. Mark Hennis, the President of INDCO, INC., a Tennessee corporation, who, having been duly sworn, acknowledged the execution of the foregoing instrument for and on behalf of such entity as such officer or other representative.

WITNESS my hand and Notarial Seal this ___day of March, 2016.

_______________________________
Notary Public

_______________________________
Notary Public (Printed)

My Commission Expires:	My County of Residence:

______________________	________________________________

[SIGNATURE PAGE – BANK - CREDIT AGREEMENT]

FIRST MERCHANTS BANK, NATIONAL ASSOCIATION

By:	/s/ David DeCraene
David DeCraene, Vice President

2